Exhibit 10.1

TRANSITION AGREEMENT

This Transition Agreement (this “Agreement”) is entered into by and between Thomas J. Leonard (“Executive”) and Agiliti, Inc., a Delaware corporation (the “Company”). Executive and the Company are each referred to herein as a “Party” and together as the “Parties.”

WHEREAS, Executive is currently employed by the Company as the Company’s Chief Executive Officer pursuant to that certain Employment Agreement dated March 5, 2019, by and between Executive and the Company (the “Employment Agreement”);

WHEREAS, Executive desires to resign from his role as the Company’s Chief Executive Officer effective as of March 10, 2023 (the “Resignation Date”);

WHEREAS, Executive will remain an employee of the Company from the Resignation Date until March 31, 2023 (the “Transition Date”), and Executive’s employment with the Company and all other Company Parties (as defined below) will automatically terminate on the Transition Date;

WHEREAS, following the Transition Date, Executive will continue to serve on the Company’s Board of Directors (the “Board”) as a non-employee director;

WHEREAS, pursuant to the Section 10(d) of the Employment Agreement, upon the Resignation Date, Executive will receive certain orderly transition benefits, provided that Executive timely executes (and does not revoke) this Agreement and complies with the terms of this Agreement; and

WHEREAS, the Parties wish to resolve any and all claims or causes of action that Executive has or may have against the Company or any of the other Company Parties, including any claims or causes of action that Executive may have arising out of Executive’s employment or the end of such employment.

NOW, THEREFORE, in consideration of the promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties agree as follows:

1.             Transition of Duties; Termination of Employment.

(a)            Between the date Executive signs this Agreement and the Resignation Date, Executive will continue to serve as the Company’s Chief Executive Officer and will assist the Company in transitioning the duties of the Chief Executive Officer position to Executive’s successor and will provide those services that the Board may reasonably request of Executive from time to time.

(b)            Between the Resignation Date and the Transition Date, Executive will remain an employee of the Company and will provide those services that the Board may reasonably request of Executive from time to time.

(c)            Between the date Executive signs this Agreement and the Transition Date (such period, the “Transition Period”), Executive’s employment shall remain subject to the terms and conditions set forth in the Employment Agreement (except as provided pursuant to Section 1(a) of this Agreement). For the avoidance of doubt, during the Transition Period, Executive will (i) continue to receive his current annualized base salary as provided pursuant to the Employment Agreement, (ii) be eligible to receive an annual bonus with respect to the 2022 fiscal year in an amount determined based on the criteria set forth in the Company’s annual bonus plan and payable in a lump sum at the same time as other executives of the Company receive their annual bonuses for the 2022 fiscal year, (iii) continue to vest in Executive’s equity awards outstanding as of the date of this Agreement, pursuant to the terms and conditions of the applicable award agreements (the “Award Agreements”) and (iv) subject to Executive’s execution of the Release of claims attached hereto as Exhibit A (the “Release”) pursuant to the terms and within the applicable time period set forth therein, be eligible to receive a pro-rata annual bonus at target performance for the portion of the 2023 fiscal year that has elapsed prior to the Resignation Date (the “2023 Pro-Rata Bonus”), payable in a lump sum on the Transition Date.

(d)            During the portion, if any, of the period between the Transition Date and December 31, 2023 in which Executive is eligible to and elects to continue coverage for Executive and Executive’s spouse and eligible dependents, if any, under the Company’s group health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall, at its option, pay or reimburse Executive on a monthly basis for the difference between the amount Executive pays to effect and continue such coverage and the employee contribution amount that similarly situated employees of the Company pay for the same or similar coverage under such group health plans (the “COBRA Benefit”). Each payment of the COBRA Benefit shall be paid on or about the Company’s first regularly scheduled pay date in each calendar month occurring during such period. Executive shall be eligible to receive such reimbursement payments until the earlier of: (i) December 31, 2023 and (ii) the date Executive is no longer eligible to receive COBRA continuation coverage; provided, however, that the election of COBRA continuation coverage and the payment of any premiums due with respect to such COBRA continuation coverage shall remain Executive’s sole responsibility, and the Company shall not assume any obligation for payment of any such premiums relating to such COBRA continuation coverage.

(e)            As of the Transition Date, Executive (i) will have no further employment relationship with the Company, its subsidiaries and other affiliates, successors, past and present officers, directors, committees, employees, insurers, agents, attorneys, associates and employee benefit plans (collectively, the “Company Parties” or any one, individually, a “Company Party”), (ii) will be deemed to have automatically resigned as an officer of the Company and each affiliate of the Company for which Executive served as an officer and (iii) shall continue to serve on the Board as a non-employee director.

(f)            During Executive’s tenure as a non-employee director of the Board, Executive will be expected to perform services traditionally associated with a non-employee director of the Board (the “Services”). As full payment for Executive’s performance of the Services, the Company will pay to Executive the same cash and equity compensation provided to other non-employee directors of the Board during such time as Executive performs the Services. For the avoidance of doubt, for purposes of Section 6.4 of the Agiliti, Inc. 2018 Omnibus Incentive Plan with respect to any of Executive’s outstanding stock options, a “Termination” shall not occur until the date on which Executive’s service as a non-employee director of the Board terminates (the date of such termination, the “Separation Date”).

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2.            Separation from Service; Deemed Resignations. Executive’s performance of the Services as a non-employee director of the Board shall end upon the Separation Date. Executive acknowledges and agrees that, as of the Separation Date, Executive will be deemed to have automatically resigned as, to the extent applicable, from the board of directors or board of managers (or similar governing body) of: (a) the Company and each affiliate of the Company for which Executive served as a director or manager and (b) any corporation, limited liability entity, unlimited liability entity or other entity in which the Company or any other affiliate of the Company holds an equity interest and with respect to which board of directors or board of managers (or similar governing body) Executive served as the Company’s or such other affiliate’s member’s designee or other representative. Executive agrees to take any further actions that the Company reasonably requests to effectuate or document the foregoing.

3.            Orderly Transition Benefits. Provided that Executive (a) returns an executed copy of the Release to the Company, c/o Lee Neumann, General Counsel, 11095 Viking Drive, Suite 300, Eden Prairie, MN 55344 or via email to Lee.Neumann@AgilitiHealth.com, within the applicable time period set forth therein and (b) abides by the terms hereof (including those terms set forth in Section 5), Executive shall receive the orderly transition benefits set forth in Section 10(d) of the Employment Agreement on the Resignation Date (the “Orderly Transition Benefits”).

4.            Satisfaction of All Leaves and Payment Amounts; Prior Rights and Obligations. In entering into this Agreement, Executive expressly acknowledges and agrees that Executive has received all leaves (paid and unpaid) to which Executive has been entitled during Executive’s employment with the Company or any other Company Party, and Executive has received all wages, bonuses and other compensation, been provided all benefits and been afforded all rights and been paid all sums that Executive is owed or has been owed by the Company or any other Company Party, including all payments arising out of all incentive plans and any other bonus arrangements. Additionally, Executive will not be entitled to receive any severance benefits pursuant to Section 10(a) of the Employment Agreement. Notwithstanding the foregoing, Executive remains entitled to receive Executive’s current annualized base salary and benefits for services performed between the date that Executive signs this Agreement and the Transition Date. For the avoidance of doubt, Executive acknowledges and agrees that Executive had no right to the Orderly Transition Benefits or the 2023 Pro-Rata Bonus (or any portion thereof) but for Executive’s execution and re-execution of the Release in accordance with the terms of the Release.

5.            Restrictive Covenants. Executive hereby affirms that the restrictive covenants and other post-employment obligations contained in the Employment Agreement and any other agreement to which Executive is a party, including, but not limited to, any employment agreement, equity subscription, equity grant agreement or limited liability company agreement with respect to any equity interest in the Company or any of their respective affiliates are and shall remain in effect and enforceable in accordance with their terms and Executive hereby reaffirms the existence and reasonableness of those obligations (including any confidentiality, non-solicitation, non-competition, non-disparagement, intellectual property restrictions or any similar restrictive covenant obligation) (collectively, the “Restrictive Covenants”). In entering into this Agreement, Executive acknowledges the continued effectiveness and enforceability of the Restrictive Covenants, and expressly reaffirms Executive’s commitment to abide by (and agrees that he will abide by) the terms of the Restrictive Covenants. All of Executive’s post-employment obligations under the Restrictive Covenants will begin on the Separation Date.

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6.            Entire Agreement. This Agreement, the Employment Agreement and the Award Agreements constitute the entire agreement of the Parties with regard to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, oral or written, between Executive and any Company Party with regard to the subject matter hereof. No modifications or waiver of any provision hereof shall be effective unless in writing and signed by each Party.

7.            Governing Law and Jurisdiction. This Agreement shall be construed according to the laws of the State of Minnesota without regard to its conflict of laws principles that would result in the application of the laws of another jurisdiction.

8.            Arbitration. Any dispute, controversy, or claim between Executive, on the one hand, and the Company or any other Company Party, on the other hand, arising out of, under, pursuant to, or in any way relating to this Agreement will be subject to the arbitration provision set forth in Section 17(j) of the Employment Agreement.

9.            Headings; Interpretation. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Unless the context requires otherwise, all references herein to a law, regulation, agreement, instrument or other document shall be deemed to refer to such law, regulation, agreement, instrument or other document as amended, supplemented, modified and restated from time to time to the extent permitted by the provisions thereof, and references to particular provisions of laws or regulations include a reference to the corresponding provisions of any succeeding law or regulation. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.” The words “herein,” “hereof,” “hereunder” and other compounds of the word “here” shall refer to the entire Agreement, and not to any particular provision hereof. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation,” “but not limited to,” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the Parties and shall be construed and interpreted as if drafted jointly by the Parties and according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the Parties.

10.          Third Party Beneficiaries. Each Company Party that is not a signatory hereto shall be a third-party beneficiary of Executive’s covenants, warranties, representations and release of claims set forth in this Agreement and entitled to enforce such provisions as if it was a party hereto.

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11.            Return of Property. Executive represents and warrants to the other Parties that Executive has returned, or within five days following the Separation Date, Executive will have returned, to the Company all property belonging to the Company and any other Company Party, including all computer files and other electronically stored information, applicable passwords and other materials provided to Executive by the Company or any other Company Party in the course of Executive’s employment, and Executive further represents and warrants to the other Parties that Executive has not maintained or, after the date that is two days following the Separation Date, Executive will not maintain, a copy of any such materials in any form.

12.            Cooperation. Following the Transition Date, upon request from the Company or any other Company Party, Executive agrees to cooperate with members of the Company Party as well as their respective counsel, agents or other designees, in order to provide such information and assistance as the Company or such other Company Party may reasonably request with respect to the duties that Executive had performed for any Company Party.

13.            No Waiver. No failure by any Party at any time to give notice of any breach by the other Party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

14.            Assignment. This Agreement is personal to Executive and may not be assigned by Executive. The Company may assign its rights and obligations under this Agreement without Executive’s consent, including to any other Company Party and to any successor (whether by merger, purchase or otherwise) to all or substantially all of the equity, assets or businesses of the Company.

15.            Severability and Modification. To the extent permitted by applicable law, the Parties agree that any term or provision of this Agreement (or part thereof) that renders such term or provision (or part thereof) or any other term or provision (or part thereof) of this Agreement invalid or unenforceable in any respect shall be severable and shall be modified or severed to the extent necessary to avoid rendering such term or provision (or part thereof) invalid or unenforceable, and such severance or modification shall be accomplished in the manner that most nearly preserves the benefit of the Parties’ bargain hereunder.

16.            Withholding of Taxes and Other Employee Deductions. The Company may, or may direct any other Company Party to, withhold from any payment made pursuant to this Agreement all federal, state, local, and other taxes as may be required pursuant to any law or governmental regulation or ruling.

17.            Representation by Counsel. Executive acknowledges and agrees that Executive was represented by counsel in connection with the negotiation of this Agreement. Executive acknowledges and agrees that the Company’s principal place of business and headquarters are located in Minneapolis, Minnesota, and even though Executive may not be physically located in the State of Minnesota at all times for the performance of all of Executive’s duties and responsibilities under this Agreement, Executive will be required to travel routinely to Minnesota on business on behalf of the Company and Executive’s employment is effectively providing services to the Company within the State of Minnesota. Executive further acknowledges and agrees that pursuant to Section 925 of the California Labor Code, (i) Executive has waived the application of California law to this Agreement and any proceeding under this Agreement, (ii) Executive has waived any right to have any proceeding under this Agreement adjudicated in California, and (iii) Executive acknowledges and agrees that any proceeding shall not be deemed to be a controversy arising in California. Executive acknowledges that Executive has had sufficient time to and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

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18.            Counterparts. This Agreement may be executed in one or more counterparts (including portable document format (.pdf) and facsimile counterparts), each of which shall be deemed to be an original, but all of which together will constitute one and the same agreement.

19.            Section 409A. This Agreement and the payments provided hereunder are intended be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury regulations and interpretive guidance issued thereunder (collectively, “Section 409A”) and shall be construed and administered in accordance with such intent.  Notwithstanding the foregoing, the Company makes no representations that the benefits provided under this Agreement are exempt from the requirements of Section 409A and in no event shall the Company or any other Company Party be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

[Remainder of Page Intentionally Blank;

Signature Page Follows.]

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IN WITNESS WHEREOF, Executive and the Company each have caused this Agreement to be executed, as of the dates set forth beneath their names below and effective for all purposes as provided above.

EXECUTIVE

/s/ THOMAS J. LEONARD
Thomas J. Leonard

Date:	January 6, 2023

AGILITI, INC.

By:	/s/ ROBERT L. CREVISTON
	Name:	Robert L. Creviston
	Title:	Chief Human Resources Officer

Date:	January 6, 2023

Signature Page to

Transition Agreement

EXHIBIT A

RELEASE OF CLAIMS

This Release (“Release”) is entered into by Thomas J. Leonard (“you”) pursuant to the Transition Agreement to which this Release is attached.

Release of Claims

In consideration of the benefits provided under the Transition Agreement to which this Release is attached, you agree on your own behalf and on behalf of anyone claiming rights through you, to fully and finally release, waive and forever discharge Agiliti, Inc. (the “Company”), its subsidiaries and other affiliates, successors, past and present officers, directors, committees, employees, insurers, agents, attorneys, associates and employee benefit plans (collectively “Released Parties”) from all claims, demands or causes of action arising out of facts or occurrences before and as of the date of this Release, whether known or unknown to you; however, you are not prohibited from pursuing claims for any employee benefit vested and accrued in your favor as of your Resignation Date, with respect to the initial execution of this Release, or the Transition Date, with respect to the re-execution of this Release.

You agree that this Release is intended to be broadly construed so as to resolve any pending and potential disputes between you and the Released Parties that you have up to the date of your acceptance of this Release, whether such disputes are known or unknown to you, including, but not limited to, claims based on express or implied contract; any administrative agency action or proceeding to the extent allowed by law; any action arising in tort, including, but not limited to interference with contractual or business relationships, breach of fiduciary duty, promissory or equitable estoppel, invasion of privacy, libel, slander, defamation, intentional infliction of emotional distress, or negligence; any or all claims for wrongful discharge, breach of a covenant of good faith and fair dealing; and any and all claims including but not limited to those based on the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act, the Civil Rights Act of 1991, the Employment Retirement Income Security Act, the Family and Medical Leave Act, the Americans With Disabilities Act, the State of Minnesota Human Rights Act, other applicable state human rights laws and any other applicable federal, state, local or foreign law, regulation, ordinance or order. The above release of claims does not include any claims that the law does not allow to be waived or any claims that may arise after the date you sign this Release, nor does it prohibit you from filing any charge or complaint with, or participating in any investigation or proceeding conducted by, the Equal Employment Opportunity Commission (“EEOC”). Notwithstanding the foregoing, you release and waive any right you may have to obtain monetary relief or compensation awarded by the EEOC. You further agree to not voluntarily assist or participate in any lawsuits brought by other individuals against the Released Party, unless such assistance is requested by the Company or the Released Party.

Acceptance of this Release

You acknowledge that, before signing this Release, you were given a period of at least 21 days from the date of receipt of this Release to consider it. To accept the terms of this Release, you must sign and date it within the 21-day consideration period or by the end of the workday on your Resignation Date, whichever is later. You may not sign this Release before your Resignation Date. After you have signed and dated this Release, you must send or return it to the Company by hand or by mail within the 21-day period that you have to consider it. Any changes to this Release whether material or not will not restart the running of the 21-day period.

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To accept this Release, sign and return it to the Company, c/o Lee Neumann, General Counsel, 11095 Viking Drive, Suite 300, Eden Prairie, MN 55344 or via email to Lee.Neumann@AgilitiHealth.com.

If you choose to return this Release by mail, it must be properly addressed and postmarked within the 21-day consideration period and sent by certified mail, return receipt requested, first-class postage prepaid.

If you sign this Release before the end of the 21-day consideration period, it will be your voluntary decision to do so because you have decided that you do not need any additional time to decide whether to sign it. You waive any right you might have to additional time beyond the 21-day consideration period within which to consider this Release.

You have been advised by the Company to consult with an attorney before signing this Release and this sentence constitutes such advice in writing.

Rescission of this Release

At any time for a period of 15 days after you have signed this Release (not counting the day you signed it), you may rescind it. This Release will not become effective or enforceable until the 15-day rescission period has expired without you rescinding it. To rescind your acceptance, you must send by mail or hand-deliver a written, signed statement of rescission of your acceptance to the Company within the 15-day rescission period. Any statement of recession of acceptance must be directed to the Company, c/o Lee Neumann, General Counsel, 11095 Viking Drive, Suite 300, Eden Prairie, MN 55344 or via email to Lee.Neumann@AgilitiHealth.com. If you choose to return it by mail, it must be properly addressed and postmarked within 15 days after you signed the Release and sent by certified mail, return receipt requested, first-class postage prepaid.

Governing Law and Construction

This Release may not be changed, except in a writing that details the change and is signed by both you and the Company.

This Release will be governed and enforced solely under the laws of the State of Minnesota, without giving effect to the conflicts of law principles thereof. If any portion of this Release is deemed to be invalid or unenforceable, that portion will be deemed omitted and the remainder of this Release will remaining effect.

Remedies for Breach

If you breach or challenge the enforceability of this Release and do not prevail, you agree to reimburse the Company for any monetary consideration received by you pursuant to this Release and you agree to pay the reasonable attorneys’ fees and costs that the Company incurs in enforcing this Release; provided, however, that this provision has no applicability to claims that cannot be waived under the Age Discrimination in Employment Act, including the right to challenge whether this Release constitutes a knowing and voluntary waiver of claims within the meaning of the Act.

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Re-Execution of Release

The Company’s obligations with respect to the 2023 Pro-Rata Bonus under the Transition Agreement to which this Release is attached are strictly contingent upon Executive’s re-execution and non-revocation of the Release on the Separation Date or within 21 days thereafter. The date of Executive’s re-execution of the Release is referred to herein as the “Re-Execution Date”. By re-executing the Release, Executive advances to the Re-Execution Date Executive’s release of all claims against the Released Parties. Executive has 15 calendar days from the Re-Execution Date to revoke Executive’s re-execution of this Release. In the event of such revocation by Executive, the date of the releases shall not be advanced, but shall remain effective up to and including the date upon which Executive originally signs this Release.

Acknowledgement

By my signature below, I acknowledge and certify that:

a.	I have read and understand all of the terms of this Release and do not rely on any representation or statement, written or oral, not set forth in this Release; specifically, I understand that this Release includes a waiver and release of legal rights I may have;

b.	I have had a reasonable period of time to consider this Release;

c.	I am signing this Release knowingly and voluntarily and without pressure, and after having given the matter full and careful consideration;

d.	I have been advised to consult with an attorney of my choosing before signing this Release and I have had the opportunity to do so;

e.	I have the right to consider the terms of this Release for at least 21 days and if I take fewer than 21 days to review this Release, I hereby waive any and all rights to the balance of the 21-day review period;

f.	I have the right to revoke this Release within 15 days after signing it, by providing written notice of revocation directed to the Company, c/o Lee Neumann, General Counsel, 11095 Viking Drive, Suite 300, Eden Prairie, MN 55344 or via email to Lee.Neumann@AgilitiHealth.com. If I revoke this Release during this 15-day period, it becomes null and void in its entirety; and

g.	This Release is not effective if it is signed before my Resignation Date.

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If you accept this Release, please sign both copies, and then return both signed original copies to the Company, c/o Lee Neumann, General Counsel, 11095 Viking Drive, Suite 300, Eden Prairie, MN 55344 or via email to Lee.Neumann@AgilitiHealth.com.

EXECUTED

NOT TO BE SIGNED PRIOR TO THE RESIGNATION DATE

Thomas J. Leonard

Date:

RE-EXECUTED

NOT TO BE SIGNED PRIOR TO THE TRANSITION DATE

Thomas J. Leonard

Date:

Signature Page to

Release of Claims